Exhibit 99.1

PIXUVRI® LAUNCHED IN UK FOR ADULT PATIENTS WITH MULTIPLY

RELAPSED OR REFRACTORY AGGRESSIVE B-CELL NON-HODGKIN

LYMPHOMA

- First and Only Approved Monotherapy in the EU for this Patient Population -

BIRMINGHAM, U.K., April 29, 2014 - Cell Therapeutics, Inc. (CTI) (NASDAQ and MTA: CTIC) today announced the launch of PIXUVRI® (pixantrone), the first new treatment for adult patients in the United Kingdom (UK) with multiply relapsed or refractory aggressive B-cell non-Hodgkin lymphoma (aggressive B-cell NHL), at the 54th annual scientific meeting of the British Society for Haematology.

PIXUVRI is the first monotherapy treatment option for this patient group and the only therapy licensed for third and fourth line use in aggressive B-cell NHL patients, which includes diffuse large B-cell lymphoma (DLBCL). There are approximately 37,000 new cases of aggressive B-cell NHL every year in the European Union (EU)1,2, and CTI estimates that up to 1,600 to 1,800 people in the UK are diagnosed with aggressive B-cell NHL each year. Patients with aggressive B-cell NHL who relapse after second-line treatment have a poor survival prognosis ranging from only several weeks to 12 months.3,4

Professor Finbarr E. Cotter, Professor of Haematology and Chair of Experimental Haematology, Centre for Haemato-Oncology, Barts Cancer Institute, and representative for the British Society for Haematology (BSH) said, “The availability of PIXUVRI in the UK is an important milestone for patients who have aggressive B-cell NHL. DLBCL is the most common type of aggressive NHL and despite undoubted progress in the last 10 years resulting from the introduction of better first-line therapy, the disease still recurs in some patients. A new therapy that delivers effective treatment with manageable side effects offers real hope for these patients that fail second- or third-line therapy.”

PIXUVRI is a novel aza-anthracenedione with unique structural and physiochemical properties. The PIX301 phase 3 clinical trial demonstrated anti-lymphoma activity of PIXUVRI and a predictable and manageable side effect profile compared to other treatments for this condition.5

James A. Bianco, M.D., President and Chief Executive Officer of CTI, said, “At CTI, we prioritise the patient experience and are committed to developing therapeutic options for people living with cancer who want a chance at a longer and better quality of life. We are pleased to be able to bring PIXUVRI to patients in the UK, addressing a critical gap in care for patients at this stage of the disease living with few, if any effective treatment options.”

The launch in the UK of PIXUVRI follows conditional marketing authorization by the European Commission (EC) in 2012 and the National Institute for Health and Care Excellence final guidance recommending prescription of PIXUVRI as a cost-effective monotherapy in early 2014. PIXUVRI is currently available in Austria, Denmark, Finland, Germany, Italy, France, Netherlands, Norway, Sweden and the UK. CTI intends to pursue making PIXUVRI available in other European countries in 2014.

About PIXUVRI® (pixantrone)

PIXUVRI is a novel aza-anthracenedione with unique structural and physiochemical properties. Unlike related compounds, PIXUVRI forms stable DNA adducts and in preclinical models has superior anti-lymphoma activity compared to related compounds. PIXUVRI was structurally designed so that it cannot bind iron and perpetuate oxygen radical production or form a long-lived hydroxyl metabolite — both of which are the putative mechanisms for anthracycline induced acute and chronic cardiotoxicity. These novel pharmacologic properties allow PIXUVRI to be administered to patients with near maximal lifetime exposure to anthracyclines without unacceptable rates of cardiotoxicity.

In May 2012, the EC granted conditional marketing authorization for PIXUVRI as a monotherapy for the treatment of adult patients with multiply relapsed or refractory aggressive NHL. The benefit of PIXUVRI treatment has not been established in patients when used as fifth line or greater chemotherapy in patients who are refractory to last therapy. The Summary of Product Characteristics (SmPC) has the full prescribing information, including the safety and efficacy profile of PIXUVRI in the approved indication. The SmPC is available at www.pixuvri.eu. PIXUVRI does not have marketing approval in the United States.

About NHL

NHL is the sixth most common cancer in the UK; in 2010, 12,180 people were diagnosed with the disease.6 NHL is caused by the abnormal proliferation of lymphocytes, cells that are key to the functioning of the immune system. It usually originates in lymph nodes and spreads through the lymphatic system. NHL can be broadly classified into two main forms—aggressive and indolent NHL. Aggressive NHL is a rapidly growing form of the disease that moves into advanced stages much faster than indolent NHL, which progresses more slowly.

There are many subtypes of NHL, but aggressive B-cell NHL is the most common and accounts for about 55 percent of NHL cases.1 After initial therapy for aggressive NHL with anthracycline-based combination therapy, one-third of patients typically develop progressive disease.7 Approximately half of these patients are likely to be eligible for intensive second-line treatment and stem cell transplantation, although 50 percent are expected not to respond.7 For those patients who fail to respond or relapse following second line treatment, treatment options are limited, and usually palliative only.7

About Conditional Marketing Authorization

Similar to accelerated approval regulations in the United States, conditional marketing authorizations are granted in the E.U. to medicinal products with a positive benefit/risk assessment that address unmet medical needs and whose availability would result in a significant public health benefit. A conditional marketing authorization is renewable annually. Under the provisions of the conditional marketing authorization for PIXUVRI, CTI will be required to complete a post-marketing study aimed at confirming the clinical benefit previously observed.

The European Medicines Agency’s Committee for Medicinal Products for Human Use has accepted PIX306, CTI’s ongoing randomized controlled Phase 3 clinical trial, which compares PIXUVRI-rituximab to gemcitabine-rituximab in patients who have relapsed after one to three prior regimens for aggressive B-cell NHL and who are not eligible for autologous stem cell transplant. As a condition of approval, CTI has agreed to have available the PIX306 clinical trial results by June 2015.

About Cell Therapeutics, Inc.

CTI (NASDAQ and MTA: CTIC) is a biopharmaceutical company committed to the development and commercialization of an integrated portfolio of oncology products aimed at making cancer more treatable. CTI is headquartered in Seattle, WA. For additional information and to sign up for email alerts and get RSS feeds, please visit www.CellTherapeutics.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of CTI’s securities. Such statements include, but are not limited to, statements regarding CTI’s expectations with respect to the development of CTI and its product and product candidate portfolio, the expected number of people in the EU and UK with multiply relapsed aggressive B-cell NHL per year and the survival prognosis, the expected benefits and effectiveness of PIXUVRI and the potential availability of PIXUVRI in other European countries during 2014. Risks that contribute to the uncertain nature of the forward-looking statements include, among others, risks associated with the biopharmaceutical industry in general and with CTI and its product and product candidate portfolio in particular including, among others, risks associated with the following: that CTI cannot predict or guarantee the pace or geography of enrollment of its clinical trials, that CTI cannot predict or guarantee the outcome of preclinical and clinical studies, that CTI may not obtain reimbursement for PIXUVRI in certain markets in the EU as planned, that the conditional marketing authorization for PIXUVRI may not be renewed, that CTI may not obtain favorable determinations by other regulatory, patent and administrative governmental authorities, that CTI may experience delays in the commencement of preclinical and clinical studies, risks related to the costs of developing, producing and selling PIXUVRI and CTI’s other product candidates, and other risks, including, without limitation, competitive factors, technological developments, that CTI’s operating expenses continue to exceed its net revenues, that CTI may not be able to sustain its current cost controls or further reduce its operating expenses, that CTI may not achieve previously announced goals and objectives as or when projected, that CTI’s average net operating burn rate may increase, that CTI will continue to need to raise capital to fund its operating expenses, but may not be able to raise sufficient amounts to fund its continued operation as well as other risks listed or described from time to time in CTI’s most recent filings with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K. Except as required by law, CTI does not intend to update any of the statements in this press release upon further developments.

PIXUVRI® is a registered trademark of Cell Therapeutics, Inc.

Source: Cell Therapeutics, Inc.

References

1.	Harris NL, et al. The World Health Organization classification of neoplastic diseases of the hematopoietic and lymphoid tissues. Report of the Clinical Advisory Committee meeting, Airlie House, Virginia, November, 1997. Ann Oncol. 1999 Dec;10(12):1419-32.

2.	European Cancer Observatory, Cancer Fact Sheets, 2008. Available at: http://eco.iarc.fr/EUCAN/. Last accessed April 2014.

3.	Hagemeister FB. Treatment of relapsed aggressive lymphomas: regimens with and without high-dose therapy and stem cell rescue. Cancer Chemother Pharmacol. 2002 May;49 Suppl 1:S13-20. Epub 2002 Apr 12.

4.	Cabanillas F. Pixantrone: a new agent for relapsed aggressive lymphomas. Lancet Oncol. 2012 Jul;13(7):654-6. doi: 10.1016/S1470-2045(12)70232-2. Epub 2012 May 30.

5.	Pettengell R. et al. Pixantrone dimaleate versus other chemotherapeutic agents as a single-agent salvage treatment in patients with relapsed or refractory aggressive non-Hodgkin lymphoma: a phase 3, multicentre, open-label, randomised trial. Lancet Oncol. 2012 Jul;13(7):696-706. doi: 10.1016/S1470-2045(12)70212-7. Epub 2012 May 30.

6.	Cancer Research UK, Cancer incidence for common cancers. Available at: http://www.cancerresearchuk.org/cancer-info/cancerstats/incidence/commoncancers Last accessed April 2014.

7.	Friedberg JW. Relapsed/refractory diffuse large B-cell lymphoma. Hematology Am Soc Hematol Educ Program. 2011;2011:498-505. doi: 10.1182/asheducation-2011.1.498.

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